Exhibit 99.1

Media Inquiries:

Lauren Barbiero

W2O Group

646-564-2156

lbarbiero@w2ogroup.com

Investor Inquiries:

Jim Goff

AveXis, Inc.

650-862-4134

jgoff@avexis.com

AveXis Reports Third Quarter 2017 Financial and Operating Results

— First patient has been dosed in pivotal trial of AVXS-101 for SMA Type 1 —

— Conference call and webcast November 9 at 4:30 p.m. EST —

Chicago, Ill. (November 9, 2017) — AveXis, Inc. (NASDAQ: AVXS), a clinical-stage gene therapy company developing treatments for patients suffering from rare and life-threatening neurological genetic diseases, today reported financial results for the third quarter ended September 30, 2017, recent corporate highlights and upcoming milestones.

“We had several significant accomplishments this quarter, and the recent dosing of our first patient in the pivotal study for SMA Type 1 using AVXS-101 product derived from our GMP process is a very exciting milestone for the company and the patients we serve,” said Sean Nolan, President and Chief Executive Officer of AveXis. “The anticipated initiation of the Type 2 trial, as well as our upcoming end-of-Phase 1 meeting later this quarter to further inform the regulatory pathway for AVXS-101, will propel us into an eventful 2018.”

Recent Highlights

Initiated Pivotal Trial of AVXS-101 in SMA Type 1 Using Product from New Good Manufacturing Practice (GMP) Commercial Process: On September 29, AveXis announced the U.S. Food and Drug Administration (FDA) notified the company it may initiate its planned pivotal trial of AVXS-101 for patients with spinal muscular atrophy (SMA) Type 1 using the intravenous (IV) formulation produced by the company’s GMP commercial manufacturing process.

•                  The open-label, single-arm, single-dose, multi-center trial — known as STR1VE — is designed to evaluate the efficacy and safety of a one-time IV infusion of AVXS-101 of 1.1 x 1014 vg/kg, which is equivalent to the proposed therapeutic dose (Cohort 2) in the Phase 1 trial, in patients with SMA Type 1.

•                  The trial will enroll a minimum of 15 patients with SMA Type 1 who are less than six months of age at the time of gene therapy, and who have one or two copies of the SMN2 backup gene as determined by genetic testing and bi-allelic SMN1 gene deletion or point mutations. The intent to treat (ITT) population defined in the protocol includes symptomatic infants less than six months of age with the bi-allelic deletion of the SMN1 gene, only two copies of the SMN2 backup gene and no exon 7 modifier. There will be at least a four-week dosing interval between dosing of the first three patients to allow review of the safety analysis as well as early signals of efficacy, prior to dosing of the next patient.

First Patient Dosed in Pivotal Trial of AVXS-101 in SMA Type 1: Today, AveXis announced the first patient has been dosed in the pivotal trial. The patient met the ITT criteria of being symptomatic, less than six months of age and was confirmed by genetic testing to have a bi-allelic deletion of the SMN1 gene, two copies of the SMN2 backup gene, and no exon 7 modifier.

Data from Phase 1 Trial of AVXS-101 in SMA Type 1 Presented at the International Annual Congress of the World Muscle Society (WMS): On October 3, AveXis reported top-line data as of August 7, 2017, from the Phase 1 trial of AVXS-101 in patients with SMA Type 1 in a late-breaking poster authored by Jerry Mendell, M.D., principal investigator in the trial and Curran-Peters Chair of Pediatric Research, Professor of Pediatrics and Neurology at the Research Institute at Nationwide Children’s Hospital and The Ohio State University, Columbus, Ohio, during the 22nd International Annual Congress of the World Muscle Society.

Analysis Presented at WMS of Seven Patients in Cohort 2 of the Phase 1 Trial of AVXS-101 in SMA Type 1 Demonstrated Cognitive, Fine Motor and Language Abilities Within the Normal Range: Linda Lowes, PT, PhD, Director of Clinical Therapies Research and a member of the Center for Gene Therapy at the Research Institute of Nationwide Children’s Hospital, analyzed seven of the 12 patients in Cohort 2 of the Phase 1 Trial of AVXS-101 in SMA Type 1 using subsets of the Bayley Scales of Infant and Toddler Development® Third Edition, a norm-referenced, well-validated tool for infant and toddler development. Selection of patients for this evaluation was based on availability and ability to complete the testing.

•                  All patients evaluated demonstrated fine motor, cognition and language ability within the normal range. Natural history indicates patients will rarely achieve the ability to speak or retain any significant motor ability.

•                  In normal children, average composite scores for language and cognition abilities are 90-109, and fine motor skills are reported as a scaled score in which 10 is the mean.

•                  Seven of 7 (100%) patients demonstrated age-appropriate language (94-106), cognition (90-105) and fine motor skills (9-12) when compared to healthy age-matched peers.

Data from Phase 1 Trial of AVXS-101 in SMA Type 1 Published in The New England Journal of Medicine (NEJM): On November 1, AveXis reported the full data from the Phase 1 study was published in NEJM. Data as of August 7, 2017, showed:

•                  All 15 patients (100%) were alive and event-free at 20 months of age, in contrast to the eight percent event-free rate demonstrated in an independent, peer-reviewed natural history study for patients with SMA Type 1. The median age at last follow-up was 25.7 months and 30.8 months for 12 patients in Cohort 2 and the three patients in the low-dose cohort (Cohort 1), respectively. Patients in Cohort 2 continued to demonstrate improvements in motor milestones: the majority of patients (92%) achieved head control, rolling over (75%), sitting with assistance (92%) and sitting without assistance for at least 5 seconds (92%). Two patients in the cohort could crawl, pull to a stand, as well as stand and walk independently.

•                  All patients who were free of respiratory or feeding support on January 20, 2017, continued without the need for these elements of supportive care.

•                  Eleven of 12 (92%) patients were able to speak; three more patients than previously reported on April 25, 2017 at the American Academy of Neurology.

AveXis Initiated Additional Formal Clinical and Quality Scientific Advice Proceedings with the European Medicines Agency (EMA) and Initiated the Process to Discuss the Potential for a Conditional Registration Pathway for the European Union (EU): AveXis also held detailed Clinical and Quality Scientific Advice with a number of European National Authorities focused on the Clinical Development Plan, as well as the Manufacturing/Quality process, which will serve to facilitate review and approval  of upcoming Clinical Trial Applications.

AveXis Opened Its Research and Development Facility in San Diego, California: This will be the location for analytical development, discovery research and translational development work.

Phillip B. Donenberg Appointed as Chief Financial Officer: On October 19, the AveXis Board of Directors appointed Phillip B. Donenberg as Senior Vice President and Chief Financial Officer of the company. Formerly the Vice President, Controller at AveXis, Mr. Donenberg brings more than 25 years of corporate finance, accounting and business development experience at publicly traded biotech and specialty pharmaceutical companies to the position.

Upcoming Milestones

SMA Type 2 Trial: AveXis is in ongoing discussions with the FDA on the SMA Type 2 Trial and remains optimistic that the trial will initiate before the end of the year.

SMA Type 1 End-of-Phase 1 Meeting with FDA: The end-of-Phase 1 meeting, scheduled for late in the fourth quarter, will further inform next steps in the regulatory process for AVXS-101. AveXis expects to provide an update in the first quarter of 2018 upon receipt of the meeting minutes from the FDA.

SMA Type 1 EU Trial: AveXis incorporated EU specific Scientific Advice from the EMA into the protocol design and expects to initiate a pivotal trial of AVXS-101 in SMA Type 1 in the EU in the first half of 2018.

Third Quarter 2017 Financial Results

•                  Cash Position: As of September 30, 2017, AveXis had $374.2 million in cash and cash equivalents.

•                  R&D Expenses: Research and development expenses were $33.4 million for the third quarter of 2017 (which included $5.0 million of non-cash stock-based compensation expense), compared to $14.1 million for the same period in 2016 (which included $2.7 million of non-cash stock-based compensation expense), resulting in an increase of $19.3 million. The increase was primarily attributable to product manufacturing expenses and associated accelerated spending, including increased headcount in AveXis’ product manufacturing facility, as well as expenses related to the conclusion of the Phase 1 clinical trial of AVXS-101 in SMA Type 1, commencement of AveXis’ pivotal trial of AVXS-101 and an increase in non-cash stock-based compensation expense.

•                  G&A Expenses: General and administrative expenses were $16.1 million for the third quarter of 2017 (which included $5.3 million of non-cash stock-based compensation expense), compared to $7.1 million for the same period in 2016 (which included $2.7 million of stock-based compensation expense), resulting in an increase of $9.0 million. The increase was primarily attributable to increases in salaries and personnel-related costs; legal, professional and consulting fees; other administrative costs driven by increased headcount across all general and administrative functions to support the company’s overall growth, and non-cash stock-based compensation expense.

•                  Net Loss: Net loss was $48.6 million, or $1.52 per share, for the third quarter of 2017, compared to a net loss of $21.1 million, or $0.87 per share, for the third quarter of 2016.

Selected Financial Information (unaudited)

Operating Results:

(In thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Revenue
Total revenue	$—	$—	$—	$—
Operating Expenses:
General and administrative	16,095	7,083	38,898	17,325
Research and development	33,425	14,098	98,946	40,542
Total Operating Expenses	49,520	21,181	137,844	57,867
Loss from operations	(49,520)	(21,181)	(137,844)	(57,867)

Interest income	881	99	1,458	230

Net loss	$(48,639)	$(21,082)	$(136,386)	$(57,637)

Weighted-average basic and diluted common shares outstanding	31,941,185	24,166,113	29,228,847	20,958,421

Basic and diluted net loss per common share	$(1.52)	$(0.87)	$(4.67)	$(2.75)

Balance Sheet Information:

(In thousands)

	September 30,	December 31,
	2017	2016
Cash and cash equivalents	$374,211	$240,430
Total assets	432,057	270,575
Total liabilities	28,007	24,443
Accumulated deficit	$(277,948)	$(141,562)

Conference Call Information
Analysts and investors can participate in the conference call by dialing (844) 889-6863 for domestic callers and (661) 378-9762 for international callers, using the conference ID 3899689. The webcast can be accessed live on the Events and Presentations page in the Investors and Media section of the AveXis website, www.AveXis.com. The webcast will be archived on the company’s website until its next quarterly earnings call, and will be available for telephonic replay for 14 days following the call by dialing (855) 859-2056 (Domestic) or (404) 537-3406 (International), conference ID 3899689.

About SMA
SMA is a severe neuromuscular disease characterized by the loss of motor neurons leading to progressive muscle weakness and paralysis. SMA is caused by a genetic defect in the SMN1 gene that codes SMN, a protein necessary for survival of motor neurons. The incidence of SMA is approximately one in 10,000 live births. SMA is the leading genetic cause of infant mortality.

The most severe form of SMA is Type 1, a lethal genetic disorder characterized by motor neuron loss and associated muscle deterioration, which results in mortality or the need for permanent ventilation support before the age of two for greater than 90 percent of patients.

About AVXS-101

AVXS-101 is a proprietary gene therapy candidate of a one-time treatment for SMA Type 1, designed to address the monogenic root cause of SMA and prevent further muscle degeneration by addressing the defective and/or loss of the primary SMN gene. AVXS-101 also targets motor neurons, providing rapid onset of effect and crossing the blood brain barrier to allow effective targeting of both central and systemic features.

About AveXis, Inc.

AveXis is a clinical-stage gene therapy company developing treatments for patients suffering from rare and life-threatening neurological genetic diseases. The company’s initial proprietary gene therapy candidate, AVXS-101, is in the pivotal phase of study for the treatment of SMA Type 1. The company also intends to expand the study of gene therapy into SMA Type 2 and two additional rare neurological monogenic disorders: Rett syndrome (RTT) and a genetic form of amyotrophic lateral sclerosis (ALS) caused by mutations in the superoxide dismutase 1 (SOD1) gene.

For additional information, please visit www.avexis.com.

Forward-Looking Statements

This press release contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, regarding, among other things, AveXis’ research, development and regulatory plans for AVXS-101, including the potential of AVXS-101 to positively impact quality of life and alter the course of disease in children with SMA Type 1 and Type 2, the expected timing of dosing patients in the pivotal trial for AVXS-101, the initiation of AveXis’ planned future clinical trials in SMA Type 1 and Type 2, the expected timing of future meetings with the FDA, the overall clinical development of AVXS-101 and expectations regarding AveXis’ research, development and regulatory plans for its programs for treatment of RTT and genetic ALS. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual results to differ materially from those projected in its forward-looking statements. Meaningful factors which could cause actual results to differ include, but are not limited to, the scope, progress, expansion, and costs of developing and commercializing AveXis’ product candidates; regulatory developments in the U.S. and EU, as well as other factors discussed in the “Risk Factors” and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of AveXis’ Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on March 16, 2017. In addition to the risks described above and in the Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings with the SEC, other unknown or unpredictable factors also could affect AveXis’ results. There can be no assurance that the actual results or developments anticipated by AveXis will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, AveXis. Therefore, no assurance can be given that the outcomes stated in such forward-looking statements and estimates will be achieved.

All forward-looking statements contained in this press release are expressly qualified by the cautionary statements contained or referred to herein. AveXis cautions investors not to rely too heavily on the forward-looking statements AveXis makes or that are made on its behalf. These forward-looking statements speak only as of the date of this press release (unless another date is indicated). AveXis undertakes no obligation, and specifically declines any obligation, to publicly update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

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